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                                    October 5, 2000

Board of Directors
NUI Corporation
550 Route 202-206
Bedminster, New Jersey 07921-0500

Board of Directors
NUI Holding Company
550 Route 202-206
Bedminster, New Jersey 07921-0500

                      NUI Corporation/NUI Holding Company
        Registration Statement on Form S-4 (Registration No. 333-46036)
        ---------------------------------------------------------------

Ladies and Gentlemen:

     In my capacity as Chief Administrative Officer, General Counsel and Corporate Secretary to NUI Corporation, a New Jersey corporation ( "NUI"), and NUI Holding Company, a New Jersey corporation ("HUI Holding"), I am delivering this opinion in connection the Registration Statement on Form S-4 filed by NUI and NUI Holding with the Securities and Exchange Commission (the "SEC") on September 18, 2000, File No. 333-46036 (the "Registration Statement"), relating to the proposed merger (the "Merger") of VGC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of NUI, with and into Virginia Gas Company, a Delaware corporation ("Virginia Gas"), as provided for in the Agreement and Plan of Reorganization, dated as of June 13, 2000 (the "Reorganization Agreement").

     The Reorganization Agreement contemplates the issuance of up to 1,158,928 shares of NUI's common stock, without par value (the "NUI Common Stock"), or, alternatively, if the transactions contemplated by the Registration Statement on Form S-4 filed by NUI Holding with the SEC on February 9, 2000, File No. 333-30092 (the "NUI Restructuring"), have been consummated prior to the Merger, the issuance of up to 1,158,928 shares of NUI Holding's common stock, without par value (the "NUI Holding Common Stock") to holders as of the effective time of the Merger of outstanding shares of Virginia Gas common stock, $.001 par value per share. In rendering this opinion, I have reviewed NUI's Amended and Restated Certificate of Incorporation, NUI Holding's Amended and Restated Certificate of Incorporation, each as filed with the Office of the Secretary of State of the State of New Jersey, the Registration Statement and such corporate records of NUI and NUI Holding and certificates of officers of NUI and NUI Holding and of public officials as I have deemed necessary. Based upon the foregoing and the further qualifications stated below, I am of the opinion that:
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     1.  NUI has been duly incorporated and is validly existing and in good standing under the laws of the State of New Jersey.

     2. The 1,158,928 shares of NUI Common Stock covered by the Registration Statement have been duly authorized and, when issued in the Merger pursuant to the Reorganization Agreement, will be validly issued, fully paid and non-assessable.

     3. NUI Holding has been duly incorporated and is validly existing and in good standing under the laws of the State of New Jersey.

     4. The 1,158,928 shares of NUI Holding Common Stock covered by the Registration Statement have been duly authorized and, when issued in the Merger pursuant to the Reorganization Agreement, or following the Merger in connection with the NUI Restructuring, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made in reference to me under the heading "LEGAL MATTERS" in the prospectus that is included in the Registration Statement.

                                    Very truly yours,

                                    /s/ James R. Van Horn

                                    James R. Van Horn